Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Leanne Agurkis
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	386-738-1912
coccoluto@omtool.com	lagurkis@blancandotus.com

OMTOOL REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2007

AccuRoute® product line revenue is principal driver for Omtool’s revenue growth

Andover, Mass., August 1, 2007 — Omtool, Ltd., a leading provider of document handling solutions and services, today reported results of operations for the second quarter of fiscal year 2007.  Total revenue for the quarter ended June 30, 2007, was approximately $4.3 million compared with revenue of approximately $3.1 million for the second quarter of 2006, representing a 39% increase.  The increase in overall revenue is attributed to 103% growth in AccuRoute revenue over the same time period.  Overall software license revenue increased by approximately $356,000, or 38%, during the three months ended June 30, 2007 as compared to the same period in 2006, led by a 71% increase in AccuRoute software license revenue.

“The AccuRoute product line revenue surpassed our legacy product revenue in the first quarter of this year and that trend has continued in this quarter.  Our expenses for the second quarter were down from the first quarter by more than $700,000, and we expect that they will continue to decline in the third quarter, based on the changes we made during this quarter and last.  We have worked hard to get to this point and are finally starting to see the results in our top line,” said Robert L. Voelk, chairman, president, and chief executive officer, Omtool, as he commented on the results of this reporting period.  “It’s a significant achievement for Omtool to hit $4.3 million total revenue for the second quarter of 2007.  The continued growth of AccuRoute, in conjunction with the changes we made earlier this year, has us well positioned to achieve our plan to return to cash flow break even levels by the end of the year.”

Service and other revenue increased by 38% during the second quarter of 2007 as compared to the same quarter of last year.  This growth was also led by AccuRoute as its service and other revenue increased by 141% over the same period in the prior fiscal year.  Hardware revenue increased by 11% for the three months ended June 30, 2007, as compared to the three months ended June 30, 2006.

For the six-month periods ended June 30, 2007 and June 30, 2006, total revenue was $8.1 million and $6.4 million, respectively, representing a 27% increase.  This increase was led by a total AccuRoute revenue increase of 50% for the quarter ended June 30, 2007 as compared to the same period in 2006.  Total software license revenue increased by 19%, or $371,000, during the first six months of 2007 as compared to the same period in 2006.  AccuRoute software license revenue was the main driver of that increase as such revenue grew by 66% over that time period.  Service and other revenue increased by 36%, or $1,240,000, as compared to the first six months of 2006 led by a $1,307,000, or 136%, increase in AccuRoute service and other revenue for that time period.

Operating expenses for the quarter ended June 30, 2007 were $3.5 million, which amount was $247,000 or  7% lower than the $3.7 million of operating expenses for the quarter ended June 30, 2006.  These amounts and percentages exclude a restructuring charge of $131,000 taken in the second quarter of 2007.  Net loss for the quarter ended June 30, 2007 was approximately $(779,000), or $(0.17) per basic and diluted share, as compared to a net loss of approximately $(1,797,000), or $(0.45) per basic and diluted share for the same quarter of 2006.  For the six months ended June 30, 2007, operating expenses were $7.5 million, excluding $343,000 of restructuring charges.  Net loss for the six months ended June 30, 2007 was $(2.7 million), or $(0.60) per basic and diluted share, as compared to a net loss of $(3.2 million), or $(0.79), per basic and diluted share for the six months ended June 30, 2006.

During the second quarter of fiscal year 2007, Omtool announced its 200th legal customer and that nearly 45% of the top 100 US-based law firms had adopted the AccuRoute products.  At the same time, Omtool was named HP’s Platinum Preferred Partner for document capture and is the first such software partner to sign licensing and support agreements that enable HP to provide Omtool’s products to its customer base directly, opening new and significant sales opportunities for Omtool.

Commenting on the overall progress during the quarter, Bob Voelk said, “I am extremely pleased to see the continued revenue growth in AccuRoute, which has now surpassed our legacy product lines.  Even as we realigned our corporate resources during the first half of the year to position us for growth and profitability, we were able to achieve revenue levels that surpassed previous years.”

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document handling solutions that simplify the integration of paper and electronic documents in enterprise information management systems.  Our flagship product family, AccuRoute, streamlines the capture, conversion, communication, and archive of paper and electronic documents, enabling fast, secure, and simultaneous distribution to multiple destinations in multiple formats.  AccuRoute products deliver faster, more efficient workflows, while reducing cost, complexity and risk.  Omtool solutions are used worldwide by businesses in document-intensive industries that demand secure handling, integration and tracking of documents in full compliance with a range of regulatory requirements.  Based in Andover, Massachusetts with offices in the United Kingdom, Omtool can be contacted at 1-800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s objectives and expectations for future financial and operating performance; strategic and financial alternatives; customer interest in Omtool’s Genifax™ and AccuRoute® products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the continuation of Omtool’s operating losses; the pursuit of strategic and financial alternatives; the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies, business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; of the delisting of Omtool’s common stock from The Nasdaq Capital Market or continued compliance with the listing requirements of any other service on which Omtool’s stock may be traded; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission (SEC), including Omtool’s Annual Report on Form 10-K filed with the SEC on

March 26, 2007, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on or around May 14, 2007.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations
(in thousands except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	2007	2006	2007	2006
Revenue:
Software license	$1,281	$926	$2,329	$1,958
Hardware	450	407	742	964
Media	144	—	314	—
Service and other	2,400	1,736	4,723	3,483
Total revenue	4,275	3,069	8,108	6,405
Cost of revenue:
Software license	107	52	209	83
Hardware	312	270	504	615
Media	88	—	190	—
Service and other	944	881	2,012	1,595
Total cost of revenue	1,451	1,203	2,915	2,293
Gross profit	2,824	1,866	5,193	4,112
Operating expenses:
Sales and marketing	1,870	2,159	4,067	4,211
Research and development	730	724	1,610	1,432
General and administrative	855	819	1,852	1,718
Restructuring	131	—	343	1,718
Total operating expenses	3,586	3,702	7,872	7,361
Income (loss) from operations	(762)	(1,836)	(2,679)	(3,249)
Interest and other income	(17)	39	(47)	84
Income (loss) before tax provision	(779)	(1,797)	(2,726)	(3,165)
Tax provision	—	—	—	—
Net Income (loss)	$(779)	$(1,797)	$(2,726)	$(3,165)

Net income (loss) per share
Basic	$(0.17)	$(0.45)	$(0.60)	$(0.79)
Diluted	$(0.17)	$(0.45)	$(0.60)	$(0.79)

Weighted average number of common shares outstanding
Basic	4,543	4,032	4,512	4,026
Diluted	4,543	4,032	4,512	4,026

OMTOOL, LTD.

Consolidated Summary Financial Data

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)

Assets:
Cash and cash equivalents	$2,605	$5,470
Unbilled accounts receivable	464	678
Accounts receivable, net	1,922	2,100
Inventory	45	111
Prepaids and other	371	491
	5,407	8,850
Property and equipment, net	1,418	1,525
Goodwill and intangibles, net	3,414	3,561
Unbilled accounts receivable, long-term	341	424
Other assets	55	67
	$10,635	$14,427
Liabilities and stockholders’ equity:
Accounts payable	$1,040	$2,070
Accrued liabilities	1,583	1,521
Deferred revenue, current	4,547	4,027
Note payable, current	561	1,030
Capital lease obligations, current	399	442
	8,130	9,090
Deferred revenue, long-term	420	436
Deferred rent	467	498
Note payable, long-term	982	1,216
Stockholders’ equity	636	3,187
	$10,635	$14,427